SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                       DATE OF REPORT: OCTOBER 23, 1997
                       --------------------------------

                         AMERICAN BINGO & GAMING CORP.
                         -----------------------------
       (Exact name of small business issuer as specified in its charter)

           DELAWARE                 1-13530             74-2723809
--------------------------------  -----------  -------------------
(State or other jurisdiction of Commission (I.R.S. Employer incorporation or organization) File Number Identification No.)


           515 CONGRESS AVENUE, SUITE 1200,  AUSTIN, TEXAS     78701
           -----------------------------------------------     -----
                   (Address of principal executive offices)

                                (512) 472-2041
                                --------------
                        (Registrant's telephone number)


ITEM  2.  ACQUISITION  OR  DISPOSITION  OF  ASSETS
 --------------------------------------------------

LUCKY  4,  SOUTHERN  SPORT  II  AND  V&A  AMUSEMENT  ACQUISITIONS
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On  or  about  October  9,  1997,  American Bingo & Gaming Corp. (the Company)
entered into contracts to acquire Lucky 4 Inc. (Lucky 4), Southern Sport II (Southern), and V&A Amusement, LC (V&A), all South Carolina corporations engaged in the video gaming machine business. These acquisitions were retroactive to July 1, 1997.

These acquisitions will be consummated in stock-for-stock exchanges, with American Bingo exchanging approximately 286,000 of its common shares for 100% of all outstanding shares of Lucky 4, Southern and V&A. The Company believes that the value of this consideration is approximately two times the expected annual cash flows of these corporations. There is no cash consideration involved in any of these acquisitions.

The Company will acquire all of the assets used in these businesses, including equipment, machinery, real property, fixtures, leasehold interests, inventory, prepaid expenses, contractual and leasehold rights and all other tangible and intangible assets. The Company will likewise assume all liabilities related to these assets. The Company will continue to use all acquired assets in the gaming industry business.

The Company intends to account for these acquisitions as a pooling, assuming that the transactions qualify; otherwise, these transactions will be accounted for as purchases. If the transactions are treated as a purchase, the Company will value this acquisition at the current fair market value of its issued securities, less a discount for lack of marketability, pursuant to a three-year Company lock-up on the sale of the securities.

The Lucky 4 acquisition involves consideration in excess of 10% of the Company's total assets. The Southern and V&A acquisitions involve consideration of less than 10% of the Company's total assets. Thus, the Company intends to file all required financial statements and exhibits for the Lucky 4 acquisition within 60 days under cover of Form 8.




                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMERICAN  BINGO  &  GAMING  CORP.
                              (Registrant)


October  23,  1997        By: /s/ Greg Wilson
                              ______________________________
                              Greg  Wilson,  Principal  Executive  Officer